Exhibit 99.1

News Release

For Immediate Release

Investor Contact:

Steven J. Craig

Sr. Vice President Investor Relations and Administration

713-229-6300

DUNE ENERGY TARGETS 122% INCREASE IN PRODUCTION

FOR 2008 TO 20 BCFE

Houston, Texas, January 8, 2008 – Dune Energy Inc. (“Dune” or the “Company”) (AMEX-DNE) announced today that it is forecasting 2008 production of approximately 20 BCFE, or an average of 55 MMcfe/day. In 2007 Dune produced approximately 9.0 Bcfe, with 3.8 Bcfe produced in the fourth quarter.

Currently 40% of Dune’s production is oil, with the remainder being natural gas. During the final week of the year, Dune’s production averaged 44 MMcfe/day. The year-end full capacity rate was 52 MMcfe/day.

Near Term Volume Additions

During January we will restore production at Bayou Couba which has been shut in since mid-December due to facility repairs. Also at Bayou Couba, we anticipate adding 1-2 MMcfe/day net from a combination of the recently drilled Fee #5 and a workover on the DSCI #143. An additional 2-3 MMcfe/day net is expected from the initial completion at Garden Island Bay #908 and workovers on #907 and #903. In February we anticipate completing the Weiting #30 at Chocolate Bayou for between 3-6 MMcfe/day net from the primary objective Andrau sand. Three additional Barnett shale wells in Wise County are currently unloading frac water and are expected to contribute an additional 2-3 MMcfe/day net. We are currently sidetracking a well in Comite Field that, if successful, will add 3-6 MMcfe/day prior to the end of the first quarter. These wells mentioned above, along with our ongoing Barnett Shale program, workovers and low risk field development wells should enable the Company to average 55 MMcfe/day throughout 2008.

2008 Overview

Dune intends to maintain a 1-2 rig program in the Barnett Shale of North Texas during 2008. At Garden Island Bay we are evaluating facilities upgrades to allow for increased oil production capacity. Additionally, a newly reprocessed 3-D survey will be used to design an 8-10 well shallow drilling program to commence later in the year. This drilling program will be similar to the program completed in 2007 which resulted in production increasing from 4-5 MMcfe/day at the beginning of the year to 13-14 MMcfe/day at the end of the year. We are evaluating the possibility of acquiring a new 3-D survey in order to evaluate the high impact deeper sections for future drilling. To date, few penetrations have been made below 12,000 feet and none below 15,000 feet in the field. At Bayou Couba, we anticipate drilling at least one additional well later in the year, along with several workovers. A 3-D depth migration, currently being processed, will be used to refine the location of this well and evaluate deeper potential including sub-salt prospects. At Chocolate Bayou, Dune will consider drilling additional wells after evaluation of the results of the Weiting #30 currently being drilled.

2008 Upside Opportunities

It is important to note that Dune has not forecast any incremental production volumes from exploratory drilling in 2008. Should the deep section of the Chocolate Bayou well be successful, significant additional volumes could be achieved. We could potentially initiate drilling deeper prospects at both Bayou Couba and Garden Island Bay that could add meaningful volumes late in the year. If testing is successful at our Delaware Deep Prospect in Sweetwater County Wyoming, volumes could commence by mid year. We are always evaluating outside opportunities that could add near term volumes. Additionally, we would consider “bolt on” type acquisitions that could contribute added volumes.

The Company will announce its year-end reserves early in February once the year-end reserve report is completed by our independent reservoir engineers. The 2008 capital budget is anticipated to be maintained within available cash flow and will be announced at the same time as the year end reserves.

Dune will be presenting at the Pritchard Capital Partners “Energize 2008” conference at 11:45 a.m. PST in San Francisco, California on January 9, 2008. The presentation will be available on the company’s website www.duneenergy.com.

James A. Watt President and Chief Executive Officer stated, “We had an extremely successful drilling program in 2007, primarily focused on PUD drilling and low risk exploitation. There still remains significant development and low risk exploitation and exploration opportunities within our fields. In addition, Dune has many higher risk/high return exploration opportunities that will be phased into the program, which we believe will fuel significant growth for 2009 and beyond.”

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.’s projects and other statements which are not historical facts. When used in this document, the words such as “could,” “plan,” “estimate,” “expect,” “intend,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company’s projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune’s Annual report on Form 10-KSB/A filed with the U.S. Securities and Exchange Commission.

SOURCE Dune Energy, Inc.

CONTACT: Investors, Steven J. Craig, Sr. Vice President Investor Relations and Administration, Dune Energy, Inc.,

+1-713-229-6300